EXHIBIT 99.1

CDK GLOBAL TO CREATE CHIEF OPERATING OFFICER ROLE

CFO JOE TAUTGES WILL ASSUME ROLE UPON APPOINTMENT OF CFO SUCCESSOR

HOFFMAN ESTATES, Ill. – June 15, 2020 – CDK Global, Inc. (Nasdaq: CDK), a leading retail automotive technology company, today announced its intention to create a chief operating officer (COO) role to better align functions and improve the overall effectiveness of the company's North American business. The COO role will bring together the North America Sales and Customer Experience teams, as well as the DMS, CRM, Layered Applications, and Portfolio Business Units, to ensure the accountability and execution of a coordinated and focused plan.

Joe Tautges, executive vice president (EVP) and chief financial officer (CFO), will assume the COO position effective upon appointing a successor to the CFO role.

“Adding this critical role will help us drive further our strategy for growth and continue our commitments to delivering the best support to our customers,” said Brian Krzanich, president and chief executive officer, CDK Global. “In his more than three years at CDK, Joe has made tremendous contributions both inside and outside the Finance area, which makes him the ideal leader to assume this position. Joe brings strong financial acumen, in-depth knowledge of both the automotive and technology industries, and a keen ability to drive our top-line growth, as well as manage the bottom line. I am confident in his ability to build on our momentum and carry us forward into the future.”

Tautges joined CDK Global in 2017 from Hewlett Packard Enterprise. An internal and external search for a new CFO has already begun.

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About CDK Global, Inc.
With $2 billion in revenues, CDK Global (Nasdaq: CDK) is a leading global provider of integrated information technology solutions to the automotive retail and adjacent industries. Focused on enabling end-to-end automotive commerce, CDK Global provides solutions to dealers in more than 100 countries around the world, serving approximately 30,000 retail locations and most automotive manufacturers. CDK solutions automate and integrate all parts of the dealership and buying process, including the acquisition, sale, financing, insuring, parts supply, repair, and maintenance of vehicles. Visit cdkglobal.com.

Contacts:

Media Contact:

Roxanne Pipitone

Senior Director, Corporate Communications
847.485.4423
Roxanne.pipitone@cdk.com

Investor Contact:
Julie Schlueter

Director, Investor Relations

847.485.4643

Julie.Schlueter@cdk.com